UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2025

Culp, Inc.

(Exact name of Registrant as Specified in Its Charter)

North Carolina	1-12597	56-1001967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 W. Engish Rd 5th Floor
High Point, North Carolina		27262
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 336 889-5161

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.05 per share	CULP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2025, Culp, Inc., as borrower (the “Company”), and Read Window Products, LLC and Culp Fabrics Global, LLC, each a wholly owned domestic subsidiary of the Company, as guarantors (collectively, the “Guarantors”), entered into a Third Amendment to Second Amended and Restated Credit Agreement (the “Third Amendment”), by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as lender (the “Lender”). The Third Amendment amends the Second Amended and Restated Credit Agreement dated as of January 19, 2023 (as amended, restated, supplemented, or otherwise modified from time, the “Credit Agreement”), which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on January 23, 2023, and which established an asset-based revolving credit facility (the “ABL Facility”), the proceeds of which may be used to pay fees and expenses related to the ABL Facility and to provide funding for ongoing working capital and general corporate purposes. The Credit Agreement amended, restated and superseded, and served as a replacement for, the Amended and Restated Credit Agreement, dated as of June 24, 2022, as amended, by and between the Company and the Lender.

Pursuant to the Third Amendment, the term of the ABL Facility was extended for three years and now matures on June 12, 2028. In addition, the Third Amendment amends the ABL Facility as follows:

▪
The ABL Facility may be used for revolving credit loans and letters of credit up to a maximum principal amount of $30.0 million, which may be increased upon mutual agreement by up to $10.0 million via an accordion feature.
▪
The Company may issue letters of credit under a sub-facility within the ABL Facility in an aggregate amount not to exceed $2 million.
▪
The amount available under the ABL Facility is limited by a borrowing base consisting of certain eligible accounts receivable and inventory, reduced by specified reserves, as follows:
o
85% of eligible accounts receivable, plus
•
the least of:
▪
the sum of:
o
lesser of (i) 65% of eligible inventory valued at cost based on a first-in first-out basis (net of intercompany profits) and (ii) 85% of the net-orderly-liquidation value percentage of eligible inventory, plus
o
the least of (i) 65% of eligible in-transit inventory valued at cost based on a first-in first-out basis (net of intercompany profits), (ii) 85% of the net-orderly-liquidation value percentage of eligible in-transit inventory, and (iii) $4.0 million, plus

o
the lesser of (i) 65% of eligible raw material inventory valued at cost based on a first-in first-out basis (net of intercompany profits) and (ii) 85% of the net-orderly-liquidation value percentage of eligible raw material inventory

▪
$20.0 million; and
▪
An amount equal to 200% of eligible accounts receivable,

minus

▪
applicable reserves.

▪
Borrowings under the ABL Facility bear interest at an annual rate equal to daily simple SOFR (the secured overnight financing rate administered by the Federal Reserve Bank of New York (or its successor)) plus 175 basis points (if the average monthly excess availability under the ABL Facility is greater than 66 2/3%), 200 basis points (if the average monthly excess availability under the ABL Facility is less than or equal to 66 2/3% and greater than 33 1/3%), or 225 basis points (if the average monthly excess availability under the ABL Facility is less than or equal to 33 1/3%), as applicable, with a fee on unutilized commitments at an annual rate of 37.5 basis points (if usage is equal to or greater than 50% of the maximum credit available under the ABL Facility) or 50 basis points (if usage is less than 50% of the maximum credit available under the ABL Facility).
▪
For purposes of calculating the ABL Facility’s springing covenant requiring that the Company’s fixed charge coverage ratio be no less than 1.10 to 1.00 during any period that (i) an event of default has occurred or (ii) excess availability under the ABL Facility falls below $4.5 million at such time, the Company may add back to the calculation of its earnings before interest, taxes, depreciation and amortization (EBITDA) its actual cash restructuring charges for any measurement period including May 2024 through April 2025 and, thereafter, any additional cash restructuring charges in an amount not to exceed $1 million.

▪
Subject to certain conditions, the Company may make permitted investments in its foreign subsidiaries in an aggregate amount at any one time outstanding not to exceed $2 million.
▪
Certain other immaterial amendments as set forth in the Third Amendment filed as Exhibit 10.1 to this Form 8-K

Except for the amendments set forth in the Third Amendment, the text of the Credit Agreement and related documents remains unchanged and in full force and effect.

The description of the Third Amendment and the ABL Facility set forth herein is qualified in its entirety by reference to the Third Amendment filed as Exhibit 10.1 to this Form 8-K, which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1

Third Amendment to Second Amended and Restated Credit Agreement, dated as of June 12, 2025, by and among Culp, Inc., as Borrower, Read Window Products, LLC and Culp Fabrics Global, LLC, as Guarantors, and Wells Fargo Bank, National Association, as Lender

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 16, 2025	By:	/s/ Kenneth R. Bowling
Kenneth R. Bowling Executive Vice President, Chief Financial Officer & Treasurer